DATA

PART A — This part lists your personal data.

Participant:	Age:	Sex:

Group Certificate Number:

Participation Date:

Maturity Date:

The Maturity Date may not be prior to thirteen months from the Participation Date nor later than the anniversary of the Participation Date which follows the Participant’s 95th birthday. (see Section 7.02). The Maturity Date is based on the Participant’s date of birth and will not change under the Certificate except as described in Section 7.02.

PART B — This part describes certain provisions of your Certificate.

Contribution Limits:	Initial Contribution minimum: None
Additional Contributions required: None

Variable Investment Options available. Your initial allocation is shown.

Variable Investment Options	Allocation Percentage

PIB AXA Balanced Strategy

PIB AXA Conservative Growth Strategy

PIB AXA Conservative Strategy

PIB AXA Moderate Growth Strategy

PIB AXA/AB Dynamic Wealth Strategies

PIB AXA/Goldman Sachs Strategic Allocation

PIB AXA/Invesco Strategic Allocation

Normal Form of Annuity (see Section 7.01):

Life Annuity 10 Year Period Certain on a unisex basis which cannot extend beyond the Participant’s life expectancy.

For Maturity Date ages 86 and greater the “period certain” is as follows:

Annuitization Age	Length of Period Certain
86	7
87 through 88	6
89 through 92	5
93 through 95	4

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see Section 7.05):

6% per year.

Minimum Amount to be Applied to an Annuity (see Section 7.05):

$2,000, as well as minimum of $20 for initial monthly annuity payment.

Charges Deducted from Annuity Account Value

Personal Income Benefit Charge (see Section 9.01)

We will deduct an annual charge equal to 0.95% of the Annuity Account Value.

Charge for Third Party Transfer Charge (see Section 9.03)

Any Third-Party Transfer Charge will not exceed $65.00.

Payment Charges (see Section 9.04)

Any check preparation charge will not exceed $25.00.

Any wire transfer charge will not exceed $115.00.

Any automated clearing house transfer charge will not exceed $25.00.

Loans (see Section 11.01)

Loans are not permitted from this Contract